Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121263

FINAL TERMS DATED November 17, 2011

QUEENSLAND TREASURY CORPORATION

Issue of US$200,000,000 U.S. Medium-Term Notes

Guaranteed by The Treasurer on behalf of The Government of Queensland under the US$10,000,000,000 U.S. Medium-Term Note Facility

1.	(i) Issuer:	Queensland Treasury Corporation
	(ii) Guarantor:	The Treasurer on behalf of the Government of Queensland

2.	Principal Amount and Specific Currency:	US$ 200,000,000

3.	(i) Issue price:	100.00%

	(ii) Dealers’ fees and commissions paid by Issuer:	0.00%

	(iii) Net proceeds to Issuer:	US$ 200,000,000

4.	Status:	Senior Note

5.	Specified Denominations:	US$100,000

6.	(i) Issue Date:	November 29, 2011

	(ii) Interest Payment Dates:	February 29, 2012, May 29, 2012, August 29, 2012, November 19, 2012

7.	Maturity Date:	November 19, 2012

8.	Redemption:	No redemption at the option of the Issuer prior to Maturity (other than for tax reasons)

No redemption at the option of noteholder(s) prior to Maturity

9.	Listing:	None

10.	FIXED RATE NOTES:	Not Applicable

11.	FLOATING RATE NOTES:	Applicable

12.	Floating Rate:	U.S. Federal Funds Effective+0.35%

13.	Initial Interest Rate:	U.S. Federal Funds Effective+0.35%

14.	Base Rate:	U.S. Federal Funds Effective

15.	Spread:	+ 0.35%

16.	Spread Multiplier:	Not Applicable

17.	Interest Payment Period	From and including the immediately preceding Interest Payment Date (or the Issue Date) to, but excluding, the next Interest Payment Date

18.	Interest Reset Period	For each Interest Payment Period, each New York Business Day within such Interest Payment Period, up to and including the Interest Rate Cut Off Date

19.	Interest Reset Dates:	For each Interest Payment Period, each New York Business Day within such Interest Payment Period, up to and including the Interest Rate Cut Off Date

20.	Interest Determination Dates:	One New York Business Day prior to each Interest Reset Date

21.	Interest Rate Cut Off Date:	Two New York Business Days prior to each Interest Payment Date

22.	Index Maturity:	Daily

23.	Designated Page:	Bloomberg Page “FEDL01”

24.	GENERAL PROVISIONS:

25.	Business Day Convention:	Modified Following Business Day Convention

26.	Business Days:	New York and Sydney

27.	Alternative Day Count Fraction:	ACT/360 adjusted

28.	Form of Note:	Permanent Global Note

29.	Dealer:	Daiwa Capital Markets America Inc.

30.	Dealer acting in capacity of:	Principal

31.	Paying Agent:	Deutsche Bank Trust Company Americas

32.	Calculation Agent:	Deutsche Bank Trust Company Americas

33.	Covenant Defeasance:	Not Applicable

34.	CUSIP:	74830XCL0

35.	ISIN:	US74830XCL01

36.	Ratings:	S&P: AA+ (stable) Moody’s: Aa1 (stable)

Signed on behalf of the Issuer:

By:
Duly authorized